Certified Public Accountants & Business Consultants

[Letterhead of Price Kong & Company, P.A.]

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         To the Board of Directors
         AUTOTRADECENTER.COM INC.

         We consent to incorporation by reference in the registration statement to be filed September 23, 1999 on Form S-1 of AUTOTRADECENTER.COM INC. of our report dated August 6, 1998, relating to the balance sheet of Auto Network USA, Inc., an Arizona corporation as of March 31, 1998, and the related statements of income, stockholders' equity, and cash flows for the period from inception (July 10, 1997) to March 31, 1998.


         Sincerely,

         /S/PRICE, KONG & COMPANY, P.A.
         Price, Kong & Company, P.A.


         Phoenix, Arizona
         September 22, 1999





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Phoenix, Arizona 85012

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